NON-QUALIFIED PREMIUM STOCK OPTION GRANT AGREEMENT
PURSUANT TO THE 2014 KEY EMPLOYEE STOCK PLAN

TO: <<Participant>>
To recognize and reward your contribution toward the long-term success of John Wiley & Sons, Inc. (Company), and in consideration of the services to be rendered by you to the Company, you have been granted this extraordinary non-qualified premium stock option award (Option), pursuant to the Company’s 2014 Key Employee Stock Plan (Plan). The Option represents the right for you to purchase from the Company shares of the Company’s $1 par value Class A Common Stock (Shares) at the Grant Price noted below, subject to the vesting conditions set forth in this agreement (Agreement). The Option is intended to be a non-qualified Stock Option and not an incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code.
The details of your Option are summarized below:
Grant ID: <<Grant ID>>
Grant Date: June 24, 2021
Number of Non-Qualified Premium Stock Options: 20,000
Grant Price:  $63.07
The Options will become vested and exercisable according to the following schedule:  10% on April 30, 2022, 20% on April 30, 2023, 30% on April 30, 2024 and 40% on April 30, 2025, except as otherwise provided in Section 2.
Expiration Date:  June 23, 2031
The terms of this extraordinary Option are as set forth in this Agreement and in the Plan, a copy of which is available on the UBS One Source Website.  The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.  The express terms contained in this Agreement exclusively govern the vesting schedule and conditions for this extraordinary Option and this Option is expressly limited to the vesting term and schedule contained in this Agreement which supersedes any additional, different or contrary terms that may be contained in any employment letter, employment agreement or addendum.
1.
Issuance of Shares and Shareholder Rights. You shall not have any right in, to, or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under this Agreement until you exercise a vested Option and purchase the Shares and such Shares are settled by issuance to you.  The Option shall vest in accordance with the above Vesting Schedule.  One Share shall be issuable for each Option you exercise, subject to the terms and provisions of the Plan and this Agreement.  On or promptly following the date you elect to exercise the Option, the Company shall transfer such Shares to you upon satisfaction of any required tax withholding obligations.  Following settlement of the Option, and upon satisfaction of all tax withholding obligations, you become a shareholder of record, and shall receive voting rights and rights with respect to dividends paid thereafter on the Shares purchased.

2.	Termination of Employment.
a.
Retirement, Resignation or Termination with or without Cause or Constructive Discharge.  Except as otherwise expressly provided in this Section, or in a written agreement approved by the Executive Compensation and Development Committee (Committee), vested Options may be exercised and Shares may be purchased only while you are employed by the Company, or with respect only to vested Options, within 90 days after your retirement, resignation, or termination without Cause or Constructive Discharge.  If your employment is terminated by the Company with Cause, vested Options shall be forfeited and cancelled and may not be exercised after the notice of termination.

All unvested Options shall be forfeited and cancelled upon your retirement, resignation, or termination with or without Cause or Constructive Discharge.

b.
Death or Disability.  In the event of your death or Disability while in employment prior to the vesting of the Option, all unvested Options shall immediately become fully vested and may be exercised by you (or, in the event of your death, your estate) for up to 12 months following the date of death or Disability.  “Disability” for this purpose shall be determined by the Committee pursuant to Section 22(e) (3) of the Code.

c.	Change in Control. In the event of a Change in Control, as that term is defined in the Plan, in cases where:
i.	the acquiring company is not publicly traded, or
ii.	where the acquiring company is publicly traded and the company does not assume or replace the outstanding equity, or
iii.	your employment is terminated due to a without Cause termination or Constructive Discharge within twenty-four (24) months following a Change in Control where the awards were assumed or replaced, all unvested Options granted pursuant to this Agreement shall immediately become fully vested and may be exercised for up to 90 days.
Cause is defined as:  (A) your refusal or willful and continued failure to substantially perform your material duties to the best of your ability (for reasons other than death or disability), in any such case after written notice thereof and your failure to remedy such refusal or failure; (B) your gross negligence in the performance of your material duties; (C) any act of fraud, misappropriation, material dishonesty, embezzlement, willful misconduct or similar conduct; (D) your conviction of or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude; or (E) your material and willful violation of any of the Company’s reasonable rules, regulations, policies, directions and restrictions.

Constructive Discharge is defined as:  (A) any material reduction of your base salary or total compensation opportunity other than a general reduction in base salary and/or total compensation opportunity that affects all substantially similar executives in substantially the same proportion; (B) a material and adverse change to, or a material reduction of, your duties and responsibilities to the Company (other than temporarily while you are physically or mentally incapacitated, or as required by applicable law); or (C) the relocation of your primary office to any location more than fifty (50) miles from the Company’s principal executive offices, resulting in a materially longer commute for you.
Retirement is defined as a participant’s retirement after attaining a minimum of age 55 with 10 or more years of continuous employment with the Company, or any Subsidiary or Affiliate.
3.	Restrictions. Except as otherwise provided for in this Agreement or in the Plan, Option granted hereunder may not be sold, pledged or otherwise transferred.
4.	Non-Compete, Non-Solicitation
a.
During your employment with the Company, you have and will become familiar with the Company’s trade secrets, information related to the operations, products and services of the Company, and with other Confidential Information concerning the Company, its subsidiaries, affiliates, and companies acquired by the Company. Therefore, during your employment period and for a period of one year thereafter, you agree that you shall not directly or indirectly own any interest in, manage, control, participate in, consult with, or render services for any Competing Business.

A “Competing Business” is any person or entity that (i) conducts or is planning to conduct a business similar to and/or in competition with any Company business unit to which you rendered services during the two year period prior to the date at issue or (ii) creates, develops, distributes, produces, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services created, developed, distributed, produced or offered for sale or sold by the Company business unit to which you rendered services during the two year period prior to the date at issue.  In the event that you have an enterprise role at the Company, you will be deemed to render services to all Company business units.
b.
During your employment and for a period of one year thereafter, you agree that you shall not directly, or indirectly through another entity, (i) induce or attempt to induce any employee of the Company or any affiliate to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company or any affiliate and any employee thereof, (ii) solicit, induce, recruit or hire any person who was an employee of the Company or any affiliate at any time during your employment with the Company, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any affiliate to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and the Company or any affiliate (including, without limitation, making any negative statements or communications about the Company or its affiliates).

c.
Forfeiture of Awards.  By accepting the Award, you expressly agree and acknowledge that the forfeiture provisions will apply if the Committee determines, in its sole judgment, that you have engaged in an act that violates paragraph (a) and/or (b).  In such a determination, your outstanding Options will immediately be rescinded, and you will forfeit any rights you have with respect to these Options as of the date of the Committee’s determination.  In addition, you hereby agree and promise immediately to deliver to the Company, an amount equal to the value of any Options you received under this Award during the period beginning twelve (12) months prior to your Termination of Employment and ending on the date of the Committee’s determination.

5.	Taxes.
a.
Generally.  You are ultimately liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company or UBS takes with respect to any tax withholding obligations that arise in connection with the Award.  Neither the Company nor UBS makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares issuable pursuant to the Award.  The Company does not commit and is under no obligation to structure the Award to reduce or eliminate your tax liability.  The Company may refuse to issue any Shares to you until you satisfy the tax withholding obligation.   For purposes hereof, “UBS” includes the Plan third party administrator and any successor thereto.

b.
Payment of Withholding Taxes.  Prior to purchase of the Option in connection with the Award that results in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation, you must arrange for the satisfaction of the minimum amount of such tax withholding obligation, as required, in a manner acceptable to the Company.  You are responsible for obtaining professional advice as appropriate.  You shall be notified by UBS of any minimum tax withholding obligation.  You have the option of satisfying your minimum tax withholding obligation in one of two ways:

i.
By Surrendering Shares.  Unless you choose to satisfy the minimum tax withholding obligation by some other means in accordance with clause (ii) below, your acceptance of this Award constitutes your instruction and authorization to the Company and UBS to withhold a whole number of Shares from those Shares issuable to you as the Company and UBS determine to be appropriate to satisfy your minimum tax withholding obligation upon purchase of the Options pursuant to this Award.

ii.
By Check (U.S. participants only), Wire Transfer or Other Means.  You may elect to satisfy your minimum tax withholding obligation by remitting to UBS as instructed an amount that the Company and UBS determine is sufficient to satisfy the minimum tax withholding obligation.

6.
Plan Information.    You agree to receive stockholder information, including copies of any annual report, proxy statement and other periodic reports, from the Investor Relations section of http://www.wiley.com.  You acknowledge that copies of the Plan and stockholder information are available upon written or telephonic request to the Corporate Secretary.

7.
Limitation on Rights; No Right to Future Grants; Extraordinary Item. By entering into this Agreement and accepting the Option, you acknowledge that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time as provided in the Plan; (b) the grant of the Option is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when awards shall be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award shall be settled, shall be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the value of this Option on an ongoing basis is an extraordinary item which is outside the scope of your terms of employment or your employment contract, if any; (f) except as otherwise provided for in any Employment Agreement you may participate in, the Option is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) the future value of the Common Stock subject to the Award is unknown and cannot be predicted with certainty, (h) neither the Plan, the Option nor the issuance of the Shares confers upon you any right to continue in the employ of (or any other relationship with) the Company or any Subsidiary, nor do they limit in any respect the right of the Company or any Subsidiary to terminate your employment or other relationship with the Company or any Subsidiary, as the case may be, at any time.

8.
Acceptance and Acknowledgment.   I accept and agree to the terms of the Option described in this Agreement and in the Plan, acknowledge receipt of a copy of this Agreement and the Plan, and acknowledge that I have read them carefully and that I fully understand their contents.